EXHIBIT 99.1

ShengdaTech, Inc. Announces Second Quarter 2009 Results

NPCC revenue increases 36.2% year-over-year to a record $26.0 million

NPCC gross margin reaches a record 43.8%

SHANGHAI, China, Aug. 10 /PRNewswire-Asia-FirstCall/ -- ShengdaTech, Inc. ('ShengdaTech' or the 'Company') (Nasdaq: SDTH), China's leading manufacturer of nano-precipitated calcium carbonate ('NPCC') today reported financial results for the second quarter ended June 30, 2009.

Second Quarter 2009 Highlights
--
Total revenue and gross profit including the NPCC and the chemicalbusiness for the second quarter 2009 declined 34.0% and 22.3%, respectively, year-over-year, due to the ceased production at the Company's Bangsheng Chemical Facility on October 31, 2008

--	NPCC revenue for the second quarter of 2009 increased 36.2%year-over-year to a record $26.0 million
--	NPCC gross profit rose 46.3% to $11.4 million, NPCC gross marginincreased to 43.8% from 40.7% in the second quarter of 2008
--	EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization)for the second quarter of 2009 was $10.4 million (See Table 4)
--	Net income was $6.5 million, or $0.12 per diluted share
--	Mr. Andrew Weiwen Chen joined ShengdaTech as Chief Financial Officerand Ms. Anhui Guo, ShengdaTech's previous CFO, was promoted to Chief Operating Officer
--	In June 2009, ShengdaTech was honored with the 2008 'China Frost &Sullivan Award for Growth Excellence' by Frost & Sullivan, a global consulting company

Second Quarter 2009 Results

'We are pleased to report strong revenue growth and high profitability from our NPCC business in the second quarter of 2009. During the quarter, the Chinese economy showed signs of recovery with positive growth recorded by both the automobile and construction industries, which have begun responding to the Chinese government's RMB 4 trillion ($586 billion) stimulus policy. We experienced strong demand for our NPCC products, especially from our tire and PVC customers, who combined accounted for 65.6% of NPCC revenue during the quarter,' commented Mr. Xiangzhi Chen, President and CEO of ShengdaTech. 'In addition, we are pleased to announce that our Zibo NPCC production facility is on schedule to commence production at the end of the month and will begin to ship products to the customers in early September.'

Total revenue for the second quarter of 2009 declined, due to the ceased production at the Company's Bangsheng Chemical Facility on October 31, 2008, to $26.3 million, down 34.0% from $39.8 million in the second quarter of 2008. The ceased production resulted from a mandatory directive from the Tai'an city government due to rezoning of the facility's location into a residential and non-manufacturing area.

Revenue from the NPCC business increased 36.2% to $26.0 million in the second quarter of 2009 from $19.1 million in the second quarter of 2008. The increase in revenue was primarily due to increased demand, resulting from the Company's increased production capacity and increased selling prices. The Company increased annual production capacity at the Shaanxi Facility by 60,000 metric tons in April 2008; the Shaanxi facility operated at 100% capacity utilization rate during the second quarter of 2009. Total volume of NPCC sold during the second quarter of 2009 was 54,383 metric tons, up 21.5% from 44,744 metric tons in the second quarter of 2008, and up 26.6% from 42,969 metric tons in the first quarter of 2009.

NPCC for use in tires and PVC represented 39.6% and 26.0% of the Company's NPCC sales for the quarter, respectively. With the improved economic environment and positive impact on the domestic automobile industry, total sales revenue from the NPCC application for tires increased 20.2% to $10.3 million from $8.6 million in the second quarter of 2008. NPCC used in PE accounted for 15.0% of NPCC revenue, up from only 0.5% of total NPCC sales in the second quarter 2008. Sales from the NPCC products for use in adhesives and latex were 10.1% of total NPCC revenue during the second quarter. NPCC used in ink, paper, paint, and automobile underbody coatings combined to generate 9.3% of NPCC revenue.

The Company's gross profit for the second quarter of 2009, all of which was derived from NPCC products, was $11.4 million, down 22.3% compared with gross profit, which included the chemical operation, of $14.6 million a year ago. Gross profit for the NPCC segment rose 46.3% on a year-over-year basis. NPCC gross margin was 43.8% in the second quarter, up 3.1 percentage points from the NPCC segment's gross margin in the same quarter last year. Total gross margin was 43.3%, up 6.5 percentage points from 36.8% during the second quarter of 2008. The average selling price of the Company's NPCC products was $479 per metric ton, an increase of 12.2% from $427 per metric ton in the second quarter of 2008. The increase in overall gross margin was due to the increase in average selling price, which was partially offset by an increase in the cost of raw materials, including anthracite, soft coal, and limestone used in the manufacturing process.

Selling expenses for the second quarter of 2009, all of which were attributable to NPCC products, were $0.5 million, or 2.0% of revenue, down 17.9% from $0.6 million, or 1.6% of revenue, for the same period last year. The decline in selling expenses was the result of lowered sales commissions and the reclassification of export freight and related NPCC miscellaneous expenses to cost of goods sold, partly offset by higher salary and benefits expenses due to expansion of the NPCC business.

General and administrative (G&A) expenses were $1.5 million, or 5.7% of revenue, up from $1.2 million, or 2.9% of revenue, for the same period last year. The increase was mainly due to increased research and development expenditures, higher professional expenses, increase in managerial compensation, and amortization of land use rights related to the Company's growing NPCC operations. These increases were partly offset by the elimination of certain expenses associated with the chemical business as a result of cessation of production at Company's Bangsheng Chemical Facility.

Operating income for the second quarter of 2009, all of which was derived from the NPCC segment, was $9.4 million, down 27.2% from $12.8 million in the same period a year ago. Operating margin improved to 35.5%, compared to 32.2% in the second quarter of 2008.

Interest expense, related primarily to the Company's convertible notes issued in May and June 2008, was $2.4 million for the three months ended June 30, 2009, up from $1.1 million a year ago. Interest expense included $1.4 million of contractual coupon interest on the convertible notes, $1.4 million of amortization of debt issuance costs, and $0.3 million of amortization of debt discount due to the application of FASB Staff Position ('FSP') and Accounting Principles Board ('APB') 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) or FSP APB 14-1. The total interest expense was reduced by $0.7 million interest cost capitalized during the three-month period ended June 30, 2009.

EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization), all of which was derived from the NPCC segment, for the second quarter of 2009 was $10.4 million, down 24.7% from $13.8 million including the chemical operation in the second quarter of 2008.

Net income, all of which was derived from the NPCC segment, in the second quarter of 2009 was $6.5 million, down 33.5% from $9.8 million in the same period last year. Diluted earnings per share for the second quarter of 2009 were $0.12, compared with diluted earnings per share of $0.18 in the second quarter of 2008. The Company's diluted weighted average shares outstanding during the quarter were 66,954,996, up 13.9% from 58,809,297 in the same quarter last year, due primarily to the outstanding duration of the convertible notes with dilutive effects.

Six Months Results

Total revenue for the first six months of 2009 declined, due to the ceased production at the Company's Bangsheng Chemical Facility on October 31, 2008, to $47.0 million, down 31.3% from the first six months of 2008. The 2009 NPCC business contributed 99.4% of revenue at $46.7 million, up 43.6% from $32.5 million in the first six months of 2008. Gross profit for the first six months of 2009 was $19.9 million, down 19.6% from overall gross profit of $24.7 million in the comparable period a year ago. Overall gross margin was 42.3% and 36.1% for the first six months of 2009 and 2008, respectively. Income from operations was $16.2 million, down 25.6% from $21.7 million in the first six months of 2008. EBITDA was $19.9 million in the first six months of 2009, down 14.8% from $23.4 million in first six months of 2008. Net income for the first six months of 2009 was $11.5 million, down 33.2% from $17.2 million in the first six months of 2008. Fully diluted earnings per share were $0.20 for the first six months of 2009 compared to $0.32 in the first six months of 2008.

Financial Condition

As of June 30, 2009, ShengdaTech had $111.0 million in cash and $112.2 million in working capital. As of June 30, 2009, shareholders' equity was $159.1 million, up 8.2% from shareholder's equity of $147.0 million as of December 31, 2008. For the first six months of 2009, the Company generated net cash flow from operating activities of $14.9 million.

Recent Events

On August 3, 2009, the Company announced that it completed relocating its headquarters to Shanghai, China. The Company's President and CEO, Mr. Xiangzhi Chen, Chief Financial Officer, Mr. Andrew Chen, Chief Operating Officer, Ms. Anhui Guo, and other executives are now based at the new Shanghai office.

Business Outlook

ShengdaTech is in the final stage of completing construction of Phase I (60,000 metric ton capacity) of the Company's new NPCC facility in Zibo, Shandong Province, China. Construction and equipment installation at the new facility are on schedule and the Company will begin production starting in late August 2009 with the first customer shipments in early September 2009. By then, ShengdaTech's total annual production capacity will be 250,000 metric tons. For the full year of 2009, the Company expects to reach approximately 80% capacity utilization including the Zibo addition.

By taking advantage on the potential of the patent-protected NPCC technology, the Company continues to maintain its leading position in products innovation through the development of new NPCC applications and the implementation of aggressive marketing strategies. In 2009, the Company made breakthroughs on the development of NPCC applications for asphalt as well as modifier. The Company continues to develop breakthroughs on the NPCC applications for high-grade ink jet paper and epoxy resin.

'We believe the worldwide NPCC market presents diverse growth opportunities for ShengdaTech as we continue to develop and introduce innovative new applications to the growing global manufacturing industry. Our organic growth strategy focuses on continued NPCC production capacity growth, diversifying our product offering, expanding our geographic sales coverage, and enhancing marketing strategies to achieve accelerated revenue growth,' commented Mr. Chen. 'We are actively pursuing NPCC acquisitions that we believe will increase our production capacity, secure additional mining rights for limestone, and establish a presence in new markets. We also continue to evaluate growth opportunities in the technology-driven chemical market that will help us leverage our management expertise and offer attractive margins for future growth and profitability. Our strategy is to take every opportunity possible to develop and expand our business at a steady and relatively fast growth pace. '

Conference Call

ShengdaTech will host a conference call at 9:00 a.m. EDT on Tuesday, August 11, 2009, to discuss the 2009 second quarter financial results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 1-866-800-8648. International callers should dial +1-617-614-2702. The pass code for the call is 94001727. If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Tuesday, August 11, 2009 at 11:00 a.m. EDT. To access the replay, dial 1-888-286-8010. International callers should dial +1-617-801-6888. The conference pass code is 38445693. This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.shengdatechinc.com .. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About ShengdaTech, Inc.

ShengdaTech is engaged in the business of manufacturing, marketing, and selling nano-precipitated calcium carbonate ('NPCC') products. The Company converts limestone into NPCC using its proprietary technology co-developed with Tsinghua University. ShengdaTech is the only company possessing proprietary NPCC technology in China. In addition to its broad customer base in China, the Company currently exports to Singapore, Thailand, South Korea, Malaysia, Vietnam, India and Israel. For more information, contact CCG Investor Relations directly or go to ShengdaTech's website at http://www.shengdatechinc.com ..

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by ShengdaTech on its conference call in relation to this release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding the Company's ability to prepare for growth, the Company's planned manufacturing capacity expansion, and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the tire industry, changes in composition of tires, the Company's ability to meet the planned expansion schedule for its NPCC capacity, the Company's ability to identify acquisition targets, changes to government regulations, risk associated with operation of the Company's new manufacturing facility, risk associated with large scale implementation of the new NPCC manufacturing process, the ability to attract new customers, ability to increase its product's applications, ability of its customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. You are urged to consider these factors care in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

For more information, please contact:

Andrew Chen, Chief Financial Officer
ShengdaTech, Inc
Tel:   +86-21-5835-8738
Email: andrew.chen@shengdatech.com
Web:   http://www.shengdatechinc.com

Crocker Coulson, President
CCG Investor Relations
Tel:   +1-646-213-1915
Email: crocker.coulson@ccgir.com
Web:   http://www.ccgirasia.com

-Financial Tables Follow-

Table 1

SHENGDATECH, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
		(As adjusted) (1)		(As adjusted) (1)

Net sales	26,314,330	39,845,453	46,986,683	68,398,357
Cost of goods sold	14,928,210	25,199,782	27,113,437	43,689,617
Gross profit	11,386,120	14,645,671	19,873,246	24,708,740

Operating expenses:
Selling	531,028	646,952	847,836	1,088,790
General and administrative	1,503,868	1,151,026	2,859,392	1,880,787
Total operating expenses	2,034,896	1,797,978	3,707,228	2,969,577
Operating income	9,351,224	12,847,693	16,166,018	21,739,163

Other income (expense):
Interest income	365,711	36,702	566,225	72,857
Interest expense	(2,355,005)	(1,078,178)	(4,803,912)	(1,078,178)
Gain on extinguishment of long-term convertible notes	--	--	1,624,844	--
Other expense, net	(57,573)	(3,482)	(59,830)	(13,542)
Other expense, net	(2,046,867)	(1,044,958)	(2,672,673)	(1,018,863)

Earnings before income taxes	7,304,357	11,802,735	13,493,345	20,720,300

Income tax expense	769,192	1,981,618	1,975,608	3,484,197
Net income	6,535,165	9,821,117	11,517,737	17,236,103

Earnings per share:
Basic	$0.12	$0.18	$0.21	$0.32
Diluted	$0.12	$0.18	$0.20	$0.32
Weighted average shares outstanding:
Basic	54,202,036	54,202,036	54,202,036	54,202,036
Diluted	66,954,996	58,809,297	67,082,801	56,505,666

(1)	Adjusted for the required retrospective adoption of FSP APB 14-1.

Table 2

SHENGDATECH, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2009	2008
		(As adjusted) (1)

ASSETS
Current assets:
Cash	110,998,001	114,287,073
Accounts receivable	6,273,491	6,806,066
Prepaid expenses and other receivables	196,435	510,825
Inventories	1,625,806	2,647,424
Income tax refund receivable	330,495	--
Total current assets	119,424,228	124,251,388

Property, plant and equipment, net	111,396,278	100,122,522
Land use rights	15,573,671	15,710,333
Debt issuance costs	2,323,255	3,096,073
Deferred income tax assets	1,348,151	502,793
Total assets	250,065,583	243,683,109

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	2,902,626	4,493,551
Accrued expenses and other payables	3,467,216	4,227,184
Income taxes payable	--	1,092,116
Due to related parties	862,643	1,737,404
Total current liabilities	7,232,485	11,550,255

Long-term convertible notes	76,245,283	77,926,310
Non-current income taxes payable	1,571,112	1,268,108
Deferred income tax liabilities	5,928,133	5,890,055
Total liabilities	90,977,013	96,634,728

Shareholders' equity:
Preferred stock, par value $0.00001 authorized: 10,000,000 outstanding:
Nil	--	--
Common stock, par value $0.00001 authorized: 100,000,000 issued and outstanding: 54,202,036	542	542
Additional paid-in capital	38,610,400	38,304,541
Statutory reserves	8,130,601	8,130,601
Retained earnings	98,742,630	87,224,893
Accumulated other comprehensive income	13,604,397	13,387,804
Total shareholders' equity	159,088,570	147,048,381

Commitments and contingencies
Total liabilities and shareholders' equity	$250,065,583	$243,683,109

(1)	Adjusted for the required retrospective adoption of FSP APB 14-1.

Table 3

SHENGDATECH, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2009	2008
		(As restated and adjusted) (2)

Cash flows from operating activities:
Net income	11,517,737	17,236,103
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation	2,039,074	1,670,373
Land use rights expense	158,275	1,166
Amortization of debt issuance costs	614,708	113,598
Amortization of debt discount	2,637,671	398,960
Gain on extinguishment of long-term convertible notes	(1,624,844)	--
Share-based compensation	12,790	--
Deferred income taxes	(514,212)	(159,580)
Changes in operating assets and liabilities:
Accounts receivable	542,047	(951,719)
Prepaid Expenses and other receivables	314,387	(134,488)
Inventories	1,025,489	(630,215)
Due to related parties	(48,168)	(608,741)
Accounts payable	160,678	704,985
Accrued expenses and other payables	(765,290)	1,451,179
Income taxes payable/ refund receivable	(1,422,479)	1,604,071
Non-current tax payable	301,332	--
Net cash provided by operating activities	14,949,195	20,695,692

Cash flows from investing activities:
Payment for property, plant and equipment, including interest capitalized	(15,763,947)	(20,045,708)
Net cash used in investing activities	(15,763,947)	(20,045,708)

Cash flows from financing activities:
Extinguishment of long-term convertible notes	(2,535,745)	--
Proceeds from sale of convertible notes	--	115,000,000
Cash paid for offering costs	--	(5,828,136)
Net cash (used in) provided by financing activities	(2,535,745)	109,171,864

Effect of exchange rate changes on cash	61,425	2,019,933

Net (decrease) increase in cash	(3,289,072)	111,841,781
Cash at beginning of period	114,287,073	26,366,568
Cash at end of period	110,998,001	138,208,349

Non-cash investing activities:
Accounts payable for purchase of property, plant and equipment	1,386,232	3,139,184
Due to related parties for purchase of property, plant and equipment	139,084	963,488

Supplemental disclosures of cash flow information:
Cash paid for income taxes	3,608,212	2,327,962
Cash paid for interest, net of capitalized interest	1,487,673	--

(2)
As restated to correct errors in the classification of cash flows andadjusted for the required retrospective adoption of FSP APB 14-1. For the six-month period ended June 30, 2008, the effect of the errors was to decrease cash flows provided by operating activities by $4,457,872, decrease cash used in investing activities by $3,701,519 and increase cash flow provided by financing activities by $756,353.

Table 4

SHENGDATECH, INC. AND SUBSIDIARIES Reconciliation of Net Income to EBITDA
(Amounts expressed in United States dollars)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net Income	6,535,165	9,821,117	11,517,737	17,236,103
Income Tax	769,192	1,981,618	1,975,608	3,484,197
Interest expense, (income) net	1,989,294	1,041,476	4,237,687	1,005,321
Depreciation and amortization	1,100,491	963,176	2,197,349	1,671,539
EBITDA	10,394,142	13,807,387	19,928,381	23,397,160
YoY Growth	-24.7%		-14.8%

Note:
EBITDA is a financial measure that is not defined by US GAAP. EBITDAwas derived by calculating earnings before interest, taxes, depreciation, and amortization. The Company's management believes that the presentation of EBITDA provides useful information regarding ShengdaTech's results of operations because it assists in analyzing and benchmarking the performance and value of ShengdaTech's business. The Company's calculation of EBITDA may not be consistent with similarly titled measures of other companies. The table above provides a reconciliation of EBITDA to net income, the most comparable GAAP measure.